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                                                                    EXHIBIT 23.4

                            CONSENT OF KPMG LLP

The Board of Directors
A-Plus Manufacturing Corp.:

We consent to the use of our report dated February 18, 2000, except for note 12 which is as of March 27, 2000 on the A-Plus Manufacturing Corp. consolidated financial statements as at December 31, 1999 and for the year then ended.

/s/ KPMG LLP

San Francisco, United States

September 7, 2001